Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of BioHiTech Global, Inc. on Form S-3 (File No. 333-225999), Form S-3 (File No. 333-229093) and Form S-8 (File No. 333-225555) of our report, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 1, 2019, with respect to our audits of the consolidated financial statements of BioHiTech Global, Inc. and Subsidiaries as of December 31, 2018 and 2017 and for the years then ended, which report is included in this Annual Report on Form 10-K of BioHiTech Global, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

Melville, NY

April 1, 2019